Exhibit T3A.5

«Lion/Rally Lux 1»

société anonyme

Luxembourg

R.C.S. Luxembourg, section B numéro 139 056

A. NAME — DURATION — PURPOSE — REGISTERED OFFICE

Art. 1. There exists a company in the form of a société anonyme, under the name of “Lion/Rally Lux 1” (the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), by the present articles of incorporation, as well as by any and all shareholders’ agreement(s) between the shareholders, as such agreement(s) may from time to time be amended or replaced (such agreement or agreements being hereinafter collectively referred to as the “Shareholders’ Agreement”).

Art. 2. The Company is incorporated for an unlimited period.

Art. 3. The purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

The Company may further guarantee, grant security in favour of third parties to secure its obligations or the obligations of companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may also guarantee, grant security in favour of third parties to secure obligations of companies which do not form part of the same group of companies as the Company, grant loans or otherwise assist companies which do not form part of the same group of companies as the Company.

The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid securities in accordance with Luxembourg law.

The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it may deem useful in accomplishment of these purposes.

Art. 4. The registered office of the Company is established in Luxembourg, Grand-Duchy of Luxembourg. Within the same municipality, the registered office of the Company may be transferred by resolution of the board of directors or the sole director, as the case may be.

Branches or other offices may be established either in Luxembourg or abroad by resolution of the board of directors or the sole director, as the case may be.

In the event that the board of directors or the sole director, as the case may be, determines that extraordinary political, economic or social developments have occurred or are imminent, that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

B. SHARE CAPITAL — SHARES

Art. 5.

5.1 The subscribed capital is set at five million three hundred and thirty thousand eight hundred and five US dollars (USD 5,330,805.-), represented by five million three hundred and thirty thousand eight hundred and five (5,330,805) redeemable shares with a par value of one US dollar (USD 1.-) each. The shares are redeemable shares in the sense of and under the conditions set out under article 49-8 of the Law.

5.2 In the event that any member of the group to which the Company belongs (the “Group”) enters into an agreement for the transfer of such relevant trademarks referred to in the Shareholders’ Agreement or in any other similar event as may be provided in the Shareholders’ Agreement (the “Put Option Disposal”), the Company shall notify the shareholders in writing as soon as reasonably practicable after the entry into by any member of the Group of an agreement for a Put Option Disposal. Within 10 Business Days after the date of such notice, a shareholder shall notify the Company in writing (a “Put Option Intention Notice”) if the shareholder intends to exercise its right to require that the Company purchase or redeem for cash all of the shares held by the shareholder (the “Put Option”).

5.3 The price of the shares to be redeemed by the Company on completion of the Put Option shall be fair market value (based on a normalised level of working capital). In the event that a Put Option Intention Notice is validly served by a shareholder, the Company shall instruct an investment bank or accounting firm of international repute to carry out such valuation as soon as reasonably practicable after the service of the Put Option Intention Notice.

5.4 If, following receipt of such valuation, a shareholder intends to proceed with completion of the Put Option, the shareholder shall serve notice in writing upon the Company within 10 Business Days (meaning a day (other than a Saturday, a Sunday or a public holiday) on which banks in London, New York, Luxembourg, Cyprus and Moscow are normally open for the conduct of general banking business) after receipt of such valuation of their intention to do so (a “Put Option Exercise Notice”). In the event that a Put Option Exercise Notice is not validly served following service of a Put Option Intention Notice, the Put Option shall lapse.

5.5 In the event that a Put Option Exercise Notice is validly served the Company shall proceed to the share redemption conditional upon completion of the Put Option Disposal and subject to the relevant provisions of the Law.

5.6 The maximum number of shares to be purchased or redeemed by the Company following any exercise of the Put Option, if any, shall be determined in accordance with the Shareholders’ Agreement (the “Put Option Securities”).

5.7 To the extent practically possible, completion of the purchase or redemption by the Company of the Put Option Securities will occur within twenty (20) Business Days of the later of (i) service of a Put Option Exercise Notice and (ii) completion of the Put Option Disposal and on such completion of the Put Option, the relevant shareholders shall be entitled to receive a sum equal to the fair market value of the Put Option Securities (as determined in accordance with the above).

5.8 The authorised capital, including the issued share capital, is fixed at six hundred million US dollars (USD 600,000,000.-) consisting of six hundred million (600,000,000) shares having a par value of one US dollar (USD 1.-) per share. During the period ending on 6 May 2014, the board of directors or the sole director, as the case may be, is hereby authorized to issue shares, and to grant options to subscribe for shares, to such persons and on such terms as they shall see fit, and specifically to proceed to such issue without reserving for the existing shareholders a preferential right to subscribe to the shares issued.

5.9 The subscribed capital and the authorised capital of the Company may be increased or reduced by a resolution of the shareholders or the sole shareholder, as the case may be, adopted in the manner required for amendment of these articles of incorporation.

Art. 6. The Company may have one or several shareholders. The death, bankruptcy, insolvency or dissolution of the sole shareholder (or any other shareholder) shall not cause the dissolution of the Company.

Art. 7. The shares of the Company are in registered form. A register of registered shares will be kept at the registered office, where it will be available for inspection by any shareholder. This register will contain all the Information required by article 39 of the law of 10 August 1915 concerning commercial companies, as amended. Ownership of registered shares will be established by inscription in the said register. Certificates of such registration may be issued and signed by any director or the sole director, as the case may be.

The Company will recognize only one holder per share; in case a share is held by more than one person, the persons claiming ownership of the share will have to appoint one sole proxy to represent the share in relation to the Company. The Company has the right to suspend the exercise of all rights attached to that share until one person has been designated as the sole owner in relation to the Company.

Art. 8. No shareholder may, directly or indirectly, transfer its shares or the legal or beneficial interest therein, except as permitted under the Shareholders’ Agreement.

The Company will only recognize a transferee of shares in the Company as the owner of such shares and such transferee may only exercise the rights attached to such shares, if such transfer is in compliance with and if the transferee has expressly agreed to be bound by the Shareholders’ Agreement.

C. GENERAL MEETINGS OF SHAREHOLDERS —

RESOLUTIONS OF THE SOLE SHAREHOLDER

Art. 9. Any regularly constituted meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

If the Company has only a sole shareholder, such shareholder shall exercise the powers of the general meeting of shareholders and act accordingly. Written record is kept of the resolutions of the sole shareholder.

The general meeting is convened by the board of directors or the sole director, as the case may be. It shall also be convened upon request of shareholders representing at least ten percent (10%) of the Company’s share capital. Further, shareholders representing at least ten percent (10%) of the Company’s share capital may request the adjunction of one or several items to the agenda of any general meeting of shareholders. Such request must be addressed to the Company’s registered office by registered mail at least five (5) days before the date of the meeting.

If all of the shareholders are present or represented at a meeting of shareholders, and if they state that they have been duly informed of the agenda of the meeting, the meeting may be held without prior notice or publication.

Art. 10. The annual general meeting of shareholders shall be held in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on the first Tuesday of June at 15.00 o’clock. If such day is a legal holiday, the annual general meeting shall be held on the next following business day. Other meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting.

The quorum and time limits required by law shall govern the convening notices and the conduct of the meetings of shareholders of the Company, unless otherwise provided herein.

Shareholders taking part in a meeting through video-conference or through other means of communication allowing their identification are deemed to be present for the computation of the quorums and votes. The means of communication used must allow all the persons taking part in the meeting to hear one another on a continuous basis and must allow an effective participation of all such persons in the meeting.

Each share is entitled to one vote. A shareholder may act at any meeting of shareholders by appointing another person as his proxy in writing, cable, telegram, telex, facsimile, e-mail or any other similar means of communication.

Except as otherwise required by law, resolutions at a meeting of shareholders duly convened will be adopted at a simple majority of the shareholders present or represented.

The board of directors or the sole director, as the case may be may determine all other conditions that must be fulfilled by shareholders for them to take part in any meeting of shareholders.

D. BOARD OF DIRECTORS

Art. 11. The Company shall be managed by a board of directors composed of three members at least who need not be shareholders of the Company. However, if the Company is incorporated by a sole shareholder or if it is acknowledged at a shareholders’ meeting that all the shares issued by the Company are held by a sole shareholder, the Company may be managed by a sole director until the first ordinary general meeting of shareholders following the moment where the Company has discovered that its shares are held by more than one shareholder. The director(s) shall be elected by the general meeting of shareholders or the sole shareholder, as the case may be, which shall determine their number, remuneration and term of office. The term of the office of a director may not exceed six years and each director shall hold office until his successor is elected. The shareholders may decide that the directors shall be named “Director A”, “Director B” or “Director C”.

The directors, or the sole director, as the case may be, are elected by a simple majority vote of the shares present or represented.

Any director may be removed at any moment with or without cause by the general meeting of shareholders at a simple majority vote of the shares present or represented. Directors, or the sole director, as the case may be, may be re-elected for successive terms. The appointment and removal of the directors is further subject to the terms of the Shareholders’ Agreement.

If a legal entity is appointed as director of the Company, such legal entity must designate a permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints his successor at the same time.

In the event of a vacancy in the office of a director because of death, retirement or otherwise, this vacancy may be filled out on a temporary basis until the next meeting of shareholders, in compliance with the applicable legal provisions.

Art. 12. The board of directors elects among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a director, and who shall be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders or the written resolutions of the sole shareholder and/or the sole director, as the case may be.

The board of directors shall meet at least once every three months (except as otherwise agreed by the directors), upon call by the chairman, or of two directors, at the place indicated in the notice of meeting. The meetings of the board of directors shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting.

The chairman shall preside at all meetings of shareholders and of the board of directors, but in his absence, the shareholders or the board of directors may appoint another director as chairman pro tempore by vote of the majority present at any such meeting.

Written notice of any meeting of the board of directors must be given to directors at least ten (10) Business Days in advance of the date scheduled for the meeting, except in case of emergency, in which case the nature and the motives of the emergency shall be mentioned in the notice. This notice may be omitted in case of assent of each director in writing, by cable, telegram, telex, facsimile, e-mail or any other similar means of communication. A special convening notice will not be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors.

No notice shall be required in case all the members of the board of directors are present or represented at a meeting of such board of directors or in the case of resolutions in writing approved and signed by all the members of the board of directors.

Any director may act at any meeting of the board of directors by appointing another director as his proxy in writing, or by cable, telegram, telex, facsimile, e-mail or any other similar means of communication. A director may represent one or more of his colleagues.

Any director may participate in any meeting of the board of directors by conference-call or video-conference or by other similar means of communication allowing all the persons taking part in the meeting (i) to hear the other participating directors and (ii) to address each of the other participating directors simultaneously. The participation in a meeting by these means is equivalent to a participation in person at such meeting. A meeting held in this way shall be deemed to take place at the place where the largest group of directors is assembled or, if no such group is readily identifiable, at the registered office of the Company.

Meetings of the board of directors may also be held by conference-call or video conference or by any other telecommunication means, allowing all persons participating at such meeting to hear one another.

The board of directors can deliberate or act validly only if at least two directors, among which one Director A and one Director B must be included at all times, are present or represented at a meeting of the board of directors. Notwithstanding the foregoing, no quorum shall be present unless the majority of directors at the meeting are non-UK tax residents.

Decisions shall be taken by a majority vote of the directors present or represented at such meeting and, in the case of equality of votes, no director, including without limitation the chairman, shall have a casting vote.

The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by cable, telegram, telex, facsimile, e-mail or any other similar means of communication. The entirety will form the minutes giving evidence of the passing of the resolution.

Art. 13. The minutes of any meeting of the board of directors shall be signed by the chairman or, in his absence, by the vice-chairman, or by two directors. Copies or excerpts of such minutes, which may be produced in judicial proceedings or otherwise, shall be signed by the chairman, or by two directors or by any person duly appointed to that effect by the board of directors.

Art. 14. The board of directors or the sole director, as the case may be, is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interests. All powers not expressly reserved by law or by these articles of incorporation to the general meeting of shareholders or a resolution of the sole shareholder, as the case may be, fall within the competence of the board of directors.

According to article 60 of the law of August 10, 1915 concerning commercial companies, as amended, the daily management of the Company as well as the representation of the Company in relation with this management may be delegated to one or more directors, officers, managers or other agents, shareholder or not, acting alone or jointly. Their nomination, revocation and powers shall be determined by a resolution of the board of directors or the sole director, as the case may be.

The Company may also grant special powers by notarised proxy or private instrument.

Art. 15. The Company will be bound in all circumstances by the signature of the sole director or, if there is more than one, by the joint signature of any Director A together with any Director B, and in all cases by the signature of any person(s) to whom such signatory power shall be delegated by the sole director or the board of directors, or by the Company.

E. SUPERVISION OF THE COMPANY

Art. 16. The operations of the Company shall be supervised by one or several statutory auditors, which may be shareholders or not. The general meeting of shareholders shall appoint the statutory auditors, and shall determine their number, remuneration and term of office, which may not exceed six years.

The institution of statutory auditor will be suppressed and one or more independent auditors, chosen among the members of the institut des réviseurs d’entreprises will be designated by the general meeting, which fixes the duration of their office if the Company meets the criteria determined by article 35 for a period as determined by article 36 of the law of 19 December 2002 concerning the register of commerce and companies and the accounting and annual accounts of undertakings.

F. FINANCIAL YEAR — PROFITS

Art. 17. The accounting year of the Company shall begin on 1 January of each year and shall end on 31 December of the same year.

Art. 18. From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Company, as stated in article 5 hereof or as increased or reduced from time to time as provided in article 5 hereof.

The general meeting of shareholders or the sole shareholder, as the case may be, upon recommendation of the sole director or the board of directors, will determine how the remainder of the annual net profits will be disposed of, subject to the provisions of the Shareholders’ Agreement. Interim dividends may be distributed by the sole director or the board of directors in compliance with the conditions provided for by law.

G. LIQUIDATION

Art. 19. In the event of dissolution of the Company, the liquidation shall be carried out by one or several liquidators, who may be physical persons or legal entities, appointed by the sole shareholder or the general meeting of shareholders, as the case may be, deciding such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the shares of the Company held by them, subject to the provisions of the Shareholders’ Agreement.

H. AMENDMENT OF THE ARTICLES OF INCORPORATION

Art. 20. These articles of incorporation may be amended by a resolution of the general meeting of shareholders adopted under the conditions of quorum provided for in article 67-1 of the law of 10 August 1915 concerning commercial companies, as amended.

I. FINAL CLAUSE — APPLICABLE LAW

Art. 21. All matters not governed by these articles of incorporation shall be determined in accordance with the law of 10 August 1915 concerning commercial companies, as amended.